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As filed with the Securities and Exchange Commission on November 25, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

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Brookdale Senior Living Inc.
(Name of Registrant as Specified in Its Charter)

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PRELIMINARY COPY SUBJECT TO COMPLETION

 As filed with the Securities and Exchange Commission on November 25, 2009

[Brookdale Senior Living Logo]

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027

INFORMATION STATEMENT

December [     ], 2009

WE ARE NOT ASKING YOU FOR A PROXY
 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our board of directors has approved an amendment to our Amended and Restated Certificate of Incorporation (as amended to date, our “Charter”), to effectuate an increase in the authorized number of directors from not more than eight members to not more than nine members (the “Charter Amendment”), so that we may offer W.E. Sheriff, our Chief Executive Officer, the opportunity to join our board of directors. See “The Charter Amendment.”

On November 6, 2009, certain stockholders (including funds managed by affiliates of Fortress Investment Group LLC) who are party to the Stockholders Agreement dated November 28, 2005, as amended, executed a written consent approving the Charter Amendment. This consent constituted the consent of a majority of the total number of shares of our outstanding common stock entitled to vote in the election of directors and was sufficient to approve the Charter Amendment. As a result of the consent referred to above, we will not be asking you to take action on the Charter Amendment.

We are furnishing this information statement to our stockholders to provide you with certain information in connection with the Charter Amendment.  The Charter Amendment will not be effected until at least 20 days after we first send this information statement to stockholders.

This information statement provides further information about Brookdale and the Charter Amendment. Please carefully read the information statement in its entirety. You may also obtain other information about Brookdale from publicly available documents that have been filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

This information statement is first being mailed to stockholders on or about December [     ], 2009.

TABLE OF CONTENTS

Page

THE CHARTER AMENDMENT	3
General	3
Stockholders' Agreement Amendment	3
Anti-Takeover Effects of the Charter Amendment	4
Recommendation of the Board of Directors	4

ACTION BY WRITTEN CONSENT	5
Vote Required; Vote Obtained	5
No Appraisal Rights	5
Interest of Certain Persons	5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

WHERE YOU CAN FIND MORE INFORMATION	8

For convenience in this information statement unless indicated otherwise, “Brookdale,” “we,” “us” and “our” refer to Brookdale Senior Living Inc. and its consolidated subsidiaries. “Fortress” refers to Fortress Investment Group LLC and certain of its affiliates.

THE CHARTER AMENDMENT

General

Our Amended and Restated Certificate of Incorporation (as amended to date, our “Charter”) provides for a board of directors comprised of not less than three and not more than eight directors. The exact number of directors within this range is determined from time to time by resolution adopted by a majority of the board of directors then in office. Our board of directors currently has eight members, the maximum size permitted by our Charter.

On July 31, 2009, our board of directors unanimously approved an amendment to our Charter to increase the authorized number of directors from not more than eight members to not more than nine members, so that we may offer W.E. Sheriff, our Chief Executive Officer, the opportunity to join our board of directors.

The board of directors has proposed that the first sentence of Article Twelve of the Charter be amended and restated in its entirety to read:

“The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than nine (9).”

On November 6, 2009, certain stockholders (including funds managed by affiliates of Fortress) who are party to the Stockholders Agreement dated November 28, 2005, as amended, executed a written consent approving the Charter Amendment. This consent constituted the consent of a majority of the total number of shares of our outstanding common stock entitled to vote in the election of directors and was sufficient to approve the Charter Amendment.

Promptly following the effective date of the Charter Amendment, the board of directors intends to approve a corresponding amendment to Article III, Section 2 of our Amended and Restated Bylaws (the “Bylaw Amendment”). The Charter Amendment and Bylaw Amendment (along with the amendment to the Stockholders’ Agreement described below) will enable the board of directors to formally increase the allowed number of directors to nine and appoint Mr. Sheriff as a Class I director, to serve until the annual meeting of stockholders to be held in 2011 and until his successor is duly elected and qualified.

Mr. Sheriff’s appointment to our board of directors has been unanimously recommended by our Nominating and Corporate Governance Committee.  We anticipate that his appointment to the board of directors will be effective promptly following the effective date of the Charter Amendment.

Stockholders’ Agreement Amendment

Upon the consummation of our initial public offering, we entered into a Stockholders Agreement with Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC and Health Partners (as has been and may be from time to time amended, the “Stockholders Agreement”). The Stockholders Agreement provides these stockholders with certain rights with respect to the designation of directors to our board of directors as well as registration rights for our securities owned by them. Upon consummation of the merger with American Retirement Corporation, and the related underwritten public offering, Health Partners no longer beneficially owned more than 5% of the voting power of the Company and is no longer a “Stockholder” for purposes of the Stockholders Agreement.

Prior to the amendment discussed below, the Stockholders Agreement required that each of Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC, RIC Coinvestment Fund LP and their respective affiliates and permitted transferees (collectively referred to in this information statement as the “Fortress Stockholders”) vote or cause to be voted all of our voting stock beneficially owned by each and take all other reasonably necessary action so as to maintain a board of not more than eight directors and to elect to our board of directors, so long as the Fortress Stockholders beneficially own (i) more than 50% of the voting power of the

Company, four directors, or, if the board shall be composed of eight members, five directors, designated by FIG Advisors LLC, an affiliate of Fortress (“FIG Advisors”), or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors designated by FIG Advisors; (iii) between 10% and 25% of the voting power of the Company, two directors designated by FIG Advisors; and (iv) between 5% and 10% of the voting power of the Company, one director designated by FIG Advisors.

In accordance with the Stockholders Agreement, FIG Advisors has designated Wesley R. Edens, Tobia Ippolito, Jeffrey R. Leeds, James R. Seward and Frank M. Bumstead to our board of directors.

In connection with the Charter Amendment, on November 4, 2009, we and the Fortress Stockholders entered into Amendment Number Two to the Stockholders Agreement.  Among other things, the amendment amended the Stockholders Agreement to provide that the board will consist of not more than nine directors and that FIG LLC, an affiliate of Fortress, will be able to designate four directors, or if the board is composed of eight or nine directors, five directors, for so long as the Fortress Stockholders and their permitted transferees beneficially own more than 35% of the voting power of the Company’s common stock (as compared to the 50% ownership threshold in place prior to the amendment).

Anti-Takeover Effects of the Charter Amendment

The Charter Amendment could, under certain circumstances, have an anti-takeover effect, although this was not the intention. For example, in the event of a hostile attempt to take over control of Brookdale, it may be easier for us to impede the attempt with a larger board since it would require more directors to vote in favor of the take-over attempt. The Charter Amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the Charter Amendment may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The board of directors is not, however, aware of any attempt to take control of us and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

The full text of the Charter Amendment is included in Appendix A to this information statement. Please refer to Appendix A for a more complete description of the terms of the Charter Amendment.

Recommendation of the Board of Directors

Our board of directors has determined that the Charter Amendment is advisable and in the best interests of Brookdale and all of our stockholders. Accordingly, the board has unanimously approved the Charter Amendment. In addition, on November 6, 2009, holders of approximately 51% of the total number of shares of our outstanding common stock entitled to vote in the election of directors executed a written consent approving the Charter Amendment. As a result, it is not necessary for us to call a special meeting of stockholders to consider the Charter Amendment, and your approval is not required and is not being sought. This proposed amendment to our Charter will not be effected until at least 20 days after this information statement has first been sent to stockholders.

ACTION BY WRITTEN CONSENT

Vote Required; Vote Obtained

As of the November 6, 2009 record date for action by written consent and for determining the stockholders entitled to receive this information statement for the Charter Amendment, we had 118,875,224 shares of our common stock outstanding and entitled to vote. Stockholders as of the record date are entitled to one vote per share.

Section 228 of the Delaware General Corporation Law (the “DGCL”) and Article II, Section 10 of our Amended and Restated Bylaws provide that the written consent of the holders of the outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to authorize or take an action at a meeting at which all shares entitled to vote thereon were present and voted may be substituted for such a meeting. The holders of approximately 60.9 million shares of common stock have executed a written consent approving the Charter Amendment. These holders represent approximately 51% of the total issued and outstanding shares of common stock entitled to vote on the Charter Amendment. No other series of voting capital stock was entitled to vote. Accordingly, our stockholders will not be asked to take action on the Charter Amendment at any future stockholders’ meeting.

Pursuant to Section 228 of the DGCL and Regulation 14C, as promulgated under the Exchange Act, we are required to provide certain information with respect to the taking of corporate action without a meeting by less than unanimous written stockholder consent to those stockholders who have not consented in writing to such action or whose consent we have not solicited. Accordingly, we are furnishing this information statement to our stockholders to provide you with certain information in connection with the Charter Amendment. The Charter Amendment will not be effected until at least 20 days after this information statement has first been sent to stockholders.

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will reimburse the brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of our common stock.

No Appraisal Rights

Stockholders do not have dissenters’ rights of appraisal with respect to the transaction described in this information statement.

Interest of Certain Persons

In reviewing this information statement, our stockholders should be aware that the following directors have an interest in the transaction described in this information statement that may differ from other directors due to their relationships with Fortress. Wesley R. Edens, the chairman of our board of directors, is a principal and the chairman of the management committee of Fortress. Tobia Ippolito, a member of our board of directors, is a managing director of Fortress. As a result of the Charter Amendment and the amendment to the Stockholders Agreement, Fortress will generally be able to maintain five designees on our board of directors (assuming the board consists of eight or nine members) so long as the Fortress Stockholders beneficially own 35% of the voting power of the Company (as compared to the 50% ownership threshold in place prior to the recent amendment to the Stockholders Agreement).

Our board of directors was aware of this interest and considered it, among other matters, in making its recommendations.  See “- Recommendation of the Board of Directors” in the discussion of the Charter Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 6, 2009, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 123,231,336 shares of our common stock (including all unvested restricted shares) outstanding as of that date.  Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock.  Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned (1)	Percentage
Executive Officers and Directors
Wesley R. Edens (2)	61,155,326	49.63%
W.E. Sheriff (3)	707,404	*
Mark W. Ohlendorf	493,823	*
John P. Rijos	515,043	*
T. Andrew Smith	277,577	*
Bryan D. Richardson	175,835	*
Frank M. Bumstead	53,444	*
Jackie M. Clegg	11,082	*
Tobia Ippolito	-	*
Jeffrey R. Leeds	31,299	*
Mark J. Schulte (4)	596,713	*
James R. Seward	75,343	*
Samuel Waxman (5)	35,025	*
All directors and executive officers as a group (17 persons)	64,745,365	52.54%
5% Stockholders
Fortress Operating Entity I LP (6) (7)	60,875,826	49.40%
FMR LLC (8)	14,475,288	11.75%

*     Less than 1%

(1)	Consists of shares held, including all restricted shares held (whether or not such restricted shares have voting restrictions), but excluding unvested restricted stock units.
(2)	Includes 279,500 shares held by Mr. Edens and other ownership as set forth in Footnote 6.
(3)
Includes 434,852 shares held by Mr. Sheriff, 243,552 shares held by Sheriff Financial, LLC and 29,000 shares held by the W.E. Sheriff Family Partnership.  Excludes 500,000 unvested restricted stock units held by Mr. Sheriff.

(4)	Mr. Schulte has pledged 115,159 of these shares to the Company as collateral for a loan made to him in October 2000.
(5)	Includes 24,136 shares held by Dr. Waxman and 10,889 shares held by Dr. Waxman’s defined benefit pension plan.
(6)
Includes 9,102,708 shares held by FRIT Holdings LLC, 8,215,358 shares held by PRIN Holding LLC, 23,663,283 shares held by Fort GB Holdings LLC, 1,349,359 shares held by FABP (GAGACQ) LP, 8,793,392 shares held by Fortress RIC Coinvestment Fund LP, 3,026,435 shares held by Fortress Investment Fund IV (Fund A) L.P., 1,222,077 shares held by Fortress Investment Fund IV (Fund B) L.P., 289,968 shares held by Fortress Investment Fund IV (Fund C) L.P., 1,810,004 shares held by Fortress Investment Fund IV (Fund D) L.P., 211,916 shares held by Fortress Investment Fund IV (Fund E) L.P., 95,084 shares held by Fortress Investment Fund IV (Fund F) L.P., 114,081 shares held by Fortress Investment Fund IV (Fund G) L.P., 790,673 shares held by Fortress Investment Fund IV (Coinvestment Fund A) L.P., 492,823 shares held by Fortress Investment Fund IV (Coinvestment Fund B) L.P., 98,164 shares held by Fortress Investment Fund IV (Coinvestment Fund C) L.P., 473,183 shares held by Fortress Investment Fund IV (Coinvestment Fund D) L.P., 40,635 shares held by Fortress Investment Fund IV (Coinvestment Fund F) L.P., 135,391 shares held by Fortress Investment Fund IV (Coinvestment Fund G) L.P., 826,292 shares held by FBIF Holdings LLC, 12,500 shares held by Drawbridge OSO Securities LLC, and 112,500 shares held by Drawbridge DSO Securities LLC. FRIT Holdings LLC is wholly-owned by Fortress Investment Fund Sister Company LLC. Fortress Fund MM LLC is the managing member of Fortress Investment Fund Sister Company LLC. PRIN Holding LLC is managed by FIG LLC and its members are Wesley R. Edens, Randal A. Nardone and Robert I. Kauffman.  Fortress (GAGACQ) LLC is the managing member of Fort GB Holdings LLC.  Fortress Fund MM II LLC is the managing member of Fortress (GAGACQ) LLC and is the general partner of FABP (GAGACQ) LP.  FIG LLC is the managing member of Fortress Fund MM LLC and Fortress Fund MM II LLC.  FIG LLC is the investment manager of Fortress RIC Coinvestment Fund LP, Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., and Fortress Investment Fund IV (Coinvestment Fund G) L.P.  FIG Advisors LLC is a wholly-owned subsidiary of FIG LLC.  FIG Advisors LLC is the investment manager of FBIF Holdings LLC.  Drawbridge DSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund LP (“Drawbridge LP”).  Drawbridge OSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund Ltd. (“Drawbridge Ltd”).  Drawbridge Special Opportunities Advisors LLC is the investment manager of Drawbridge LP and Drawbridge Ltd. FIG LLC is the 100% owner of Drawbridge Special Opportunities Advisors LLC.  Fortress Operating Entity I LP (“FOE I”) is the sole managing member of FIG LLC.  FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (“Fortress”).  By virtue of his ownership interests in Fortress and certain of its affiliates, Wesley R. Edens, our Chairman, may be deemed to beneficially own the shares listed as beneficially owned by Fortress and/or certain of its affiliates. Mr. Edens disclaims beneficial ownership of such shares.  The address for each of Fortress and the affiliates of Fortress listed above is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(7)	Various funds managed by affiliates of Fortress disposed of an aggregate of 18,205,000 of these shares in a secondary public offering on November 13, 2009.
(8)
Information regarding FMR LLC (“FMR”) is based solely on an amended Schedule 13G filed with the SEC on February 17, 2009.  According to such Schedule 13G, FMR, a parent holding company, reported that it has sole voting power with respect to 139,900 shares and sole dispositive power with respect to 14,475,288 shares.  Members of the Edward C. Johnson 3d family together own approximately 49% of the voting power of FMR.  Edward C. Johnson 3d is the Chairman of FMR.  Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,315,388 shares.  Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 159,900 shares.  The address for each of FMR and Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.  The address for Pyramis Global Advisors Trust Company is 53 State Street, Boston, Massachusetts 02109.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy and information statements and other information with the SEC. References in this information statement to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to our reports filed with the SEC under the Exchange Act, for copies of the actual contracts, agreements or documents. You may read and copy such reports, the related exhibits and other material we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Secretary, and can also be accessed through our website at www.brookdaleliving.com.
______________________

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and information statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement or information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household these materials, delivering a single proxy statement or information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or information statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Secretary or by calling our Secretary at (615) 221-2250.  We will undertake to deliver promptly, upon written or oral request to our Secretary, a separate copy of this information statement to a stockholder at a shared address to which a single copy of this information statement was delivered.  Additionally, if current stockholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone to our Secretary at the address or number listed above.
______________________

Our principal executive office is located at 111 Westwood Place, Brentwood, Tennessee. Our main telephone number is (615) 221-2250.

Appendix A

CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BROOKDALE SENIOR LIVING INC.

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

Brookdale Senior Living Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The first sentence of Article Twelve of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended to read in its entirety as set forth below:

“The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than nine (9).”

SECOND:  The foregoing amendment has been duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name by the undersigned duly authorized officer as of this ___ day of ____________, 2009.

By:
Name:	T. Andrew Smith
Title:	Executive Vice President, General Counsel and Secretary